EXHIBIT 4.1(bbbb)



                           AMENDMENT OF RIGHTS PLAN



      AMENDMENT (this "Amendment"), dated as of August 18, 2000, to the Rights Agreement (the "Rights Agreement"), dated as of June 26, 1997 and amended as of March 8, 1998 and further amended as of April 13, 1999, by and between Pathogenesis Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, an Illinois banking corporation, as Rights Agent (the "Rights Agent"), at the direction of the company.

                                 R E C I T A L S
                                 - - - - - - - -

        A. The Company has entered into an Agreement and Plan of Merger, dated as of August 13, 2000 (as it may be amended or supplemented from time to time, the "Merger Agreement") by and among the Company, Chiron Corporation, a Delaware corporation ("Chiron"), and Picard Acquisition Corp., a wholly owned subsidiary of Chiron ("Merger Sub"), with respect to a tender offer by Merger Sub for shares of common stock, par value $0.001 per share, of the Company, followed by the merger of Merger Sub with and into the Company (the "Merger").

        B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

        C. The Board of Directors has approved and declares advisable the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the Merger Agreement and the transactions contemplated by the Merger Agreement and has declared that it is in the best interests of the Company's stockholders that the Company enter into the Merger Agreement and consummate the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement) on the terms and subject to the conditions set forth in the Merger Agreement.

        D. The Board of Directors determined on August 13, 2000 that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the Merger Agreement, and all of the transactions contemplated by the Merger Agreement, from the application of the Rights Agreement.

        E. The Merger Agreement contemplates that the Rights Agreement will be amended to exempt the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the Merger Agreement, and all of the transactions contemplated by the Merger Agreement, from the application of the Rights Agreement.


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                                A G R E E M E N T
                                - - - - - - - - -

      NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Company hereby directs, and the parties hereto agree that, the Rights Agreement is amended as follows:

        1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the sentence at the end thereof:

        "Notwithstanding anything to the contrary in this Agreement, none of Chiron Corporation, a Delaware corporation ("Chiron"), and its subsidiaries (including Picard Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Chiron ("Merger Sub")), shall be deemed to be an Acquiring Person by reason of the execution, delivery or performance of the Agreement and Plan of Merger, dated as of August 13, 2000, by and among the Company, Chiron, and Merger Sub (as it may be amended from time to time, the "Merger Agreement"), or the consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement."


        2. The definition of "Stock Acquisition Date" in Section 1(v) of the Rights Agreement is hereby amended by adding the following to the end thereof (immediately preceding the period):

        "; provided that a "Stock Acquisition Date" shall not occur solely by reason of the execution, delivery or performance of the Merger Agreement or the consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement."


        3. Section 3(b) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

        "Notwithstanding anything to the contrary in this Agreement, a "Distribution Date" shall not occur solely by reason of the execution and delivery of the Merger Agreement or the consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement."


        4. Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" between clauses (ii) and (iii) of the second sentence of
Section 7(a)and adding the following to the end thereof (immediately preceding the period):

        ", or (iv) the time immediately prior to the Acceptance Date (as defined in the Merger Agreement)."


        5. Section 15 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

        "Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, rem-

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

        edy or claim under this Agreement in connection with the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or any other transactions contemplated by the Merger Agreement."


        6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving to its principles of conflicts of laws.

        7. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

        8. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

        9. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


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


             IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.



Attest:                                      PATHOGENESIS CORPORATION
------


By: /s/ Marvin B. Tepper                  By: /s/ Wilbur H. Gantz
   --------------------------                --------------------------
   Name:  Marvin B. Tepper                   Name:  Wilbur H. Gantz
   Title: Secretary                          Title: Chairman and Chief
                                                    Executive Officer



Attest:                                      HARRIS TRUST AND SAVINGS BANK,
------                                              AS RIGHTS AGENT


By: /s/ Susan M. Shadel                   By: /s/ M. J. McHale
   --------------------------                --------------------------
   Name:  Susan M. Shadel                    Name:  M. J. McHale
   Title: Relationship Manager               Title: Vice President




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